Exhibit 10.71







                                                 December 5, 1997

Mr. Russell G. Gibson
Farah Incorporated
P.O. Box 13800
El Paso, Texas 79913-800

         Re:      Extension of Employment Agreement

Dear Russell,

         Reference is made to that certain Employment Agreement by and between Farah Incorporated (the "Company") and yourself dated March 2, 1996 (the "Agreement"). The Company wishes to extend the term of the Agreement and make certain amendments thereto. Therefore, the Company proposes that Section 1(b) of the Agreement be amended to delete the date "March 1, 1997" and to insert the date "March 1, 1999."

         The Agreement shall be amended to add new Section 2(d) as follows:

                           (d) The Company's  agrees to pay the cost of premiums
                  for a reverse split-dollar life insurance policy for the Executive on such terms and conditions, and containing such benefits for the Executive and the Company, as the Company's Stock Option and Compensation Committee may deem appropriate. The cost of premiums for such reverse split-dollar life insurance policy shall be not greater than $20,000 per annum, unless otherwise agreed by the Company.

         The  Agreement  shall be  amended to add a new  sentence  at the end of
Section 4(g) as follows:

                  In addition to the foregoing, if the Executive's employment is terminated by the Executive as specified in Section 4(f), then in addition to the other amounts payable by the Company pursuant to this Section 4(g), the Company shall pay one additional annual premium for the reverse split-dollar life insurance policy described under Section 2(d) unless prior to the date such annual payments is required under the terms of the reverse split-dollar life insurance policy no payment is required because of (i) of death of the Executive, except to the extent of unpaid premiums as of the date of death, or (ii) no further premium payments are required under the terms of such policy.

         The Agreement shall be amended to add new Section 4(h) as follows:

                  (h) If the Executive's employment is terminated by the Company without cause, then in addition to any other obligations the Company may have to the Executive pursuant to this Agreement, the Company shall pay one additional annual premium for the reverse split-dollar life insurance policy described under
                  Section 2(d) unless prior to the date such annual payments is required under the terms of the reverse split-dollar life insurance policy no payment is required because of (i) of death of the Executive, except to the extent of unpaid premiums as of the date of death, or (ii) no further premium payments are required under the terms of such policy.

All other terms and provisions of the Agreement will remain unchanged. If the foregoing terms are acceptable to you, please indicate your acceptance by signing below.

                                          Very truly yours,

                                          Farah Incorporated

                                          /s/ Richard C. Allender
                                          Richard C. Allender
                                          Chairman of the Board,
                                          President and Chief Executive Officer



Agreed and accepted as of the 5th day of December, 1997:





/s/ Russell G. Gibson
Russell G. Gibson



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